EXHIBIT 4.2 - Indenpendent Lab Report WO#45814

SOUTHWEST RESEARCH INSTITUTE®

6220 CULEBRA RD. 78238.5166 a P.0, DRAWER 28510 78228.0510 0 SAN ANTONIO, TEXAS, USA o (210) 684-5111 o WWW.SWRI.ORG

December 29, 2008

W,J, "Jim" Weaver, Jr.
Monster Diesel, Inc. (Alkane, Inc.)
578 Cervantes Dr.
Henderson, NV 89014
Ph: (918) 7041 781
E-mail: wjwjr47@yahoo.com

Re:	Fuel Additive Analysis Results
Project 1.08.05.11.11831.01.001 SwRI WO# 45814

Dear Mr. Weaver:

The additive testing has been completed in accordance with the tests requested. The two additive samples identified as "Monster Diesel Fuels Additive" and "Monster Diesel Cetane Improver" were received in good condition in 1-pt plastic bottles on December 9, 2008. The samples were blended with a diesel fuel at a treat rate of 1:1000 v/v on December 18, 2008. Testing took place between December 19, 2008 and December 22, 2008. Test results and sample identifications are shown in the table attached.

Analyses were performed according to the listed ASTM test procedure with no modifications or deviations. Sample aliquots were taken in accordance with the test procedure. Precision should be consistent with that stated in the test procedure. The analyses pertain only to the sample received by Southwest Research Institute and represent only a sampling of this batch. This report shall not be reproduced except in full without written permission of Southwest Research Institute.

If there are any questions concerning these analyses or if you have further instructions, please contact me at (210) 522-2071.

/s/ Robert Legg
Robert Legg
Laboratory Manager
Fuels and Lubricants Laboratory
Petroleum Products Research Department
Office of Automotive Engineering

ORRT_AL38 Monster.doc
Page 1 o f 8

HOUSTON, TEXAS (713) 977-1377 • WASHINGTON, DC (301) 881-0226

Southwest Research Institute
Test Summary Report
for
Monster Diesel, Inc. (Alkane, Inc.)
December 29, 2008

SwRI WO# 45814
Sample ID	Base Fuel	Additive	Improver
SIMI Lab ID	76454	76455	76456
D92 Flash Point, Cleveland Open Cup Flash Point, °F	<174	<174	<174
D93 Flash Point, Pensky-Martens Closed Cup Flash Point, °F	163	164	162
D97 Pour Point Pour Point, °C	-24	-94	-24
D613 Cetane Number Cetane Number, No	45.5	48.8	49.8
D6079 Lubricity
Major Axis Scar Diameter, mm	0.550	0.470	0.560
Minor Axis Scar Diameter, mm	0.490	0.420	0.510
Wear Scar Diameter, pm	520	445	535
Scar Description	CHA	EAO	CHA
FTIR See Attachments

EAO – Evenly Abraded Oval CHA – Circular, Heavily Abraded

Note 1: The information contained in this document is legally privileged and/or proprietary business information intended only for the use of the individual or the entity named above. If the reader of this document is not the intended recipient, you are hereby notified that any dissemination, distribution, or copy of this document is strictly prohibited. If you have received this document in error, please immediately notify us by telephone at 210/522-2964 and return the original document to the sender at the return address via the United States Postal Service.

Note 2: Institute shall not publish or make known to others the subject matter or results of the Project or any information obtained in connection therewith which is proprietary and confidential to Client without Client's written approval. No advertising or publicity containing any reference to Institute or any of its employees, either directly or by implication, shall be made use of by Client or on Client's behalf without Institute's written approval. In the event Client distributes any report issued by Institute on this Project outside its own organization, such report shall be used in its entirety, unless Institute approves a summary or abridgement for distribution.

Attachment #1 Baseline Diesel Fuel

Attachment #2 Monster Diesel Additive 1:1000 v/v

Attachment #2 Monster Diesel Improver 1:1000 v/v